Mailstop 3233
                                                          September 11, 2018



Via E-mail
Mark L. Kleifges
Chief Financial Officer
Government Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

       Re:      Government Properties Income Trust
                Form 10-K for Fiscal Year Ended
                December 31, 2017
                Filed February 27, 2018
                File No. 001-34364

Dear Mr. Kleifges:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s. Robert F.
Telewicz, Jr.

                                                          Robert F. Telewicz,
Jr.
                                                          Accounting Branch
Chief
                                                          Office of Real Estate
and
                                                          Commodities